EXHIBIT 99.1

American River Bankshares Reports Third Quarter 2014 Results

Sacramento, CA, October 16, 2014 – American River Bankshares (NASDAQ-GS: AMRB) today reported net income of $1.1 million, or $0.14 per diluted share for the third quarter of 2014 compared to $893,000, or $0.10 per diluted share for the third quarter of 2013. For the nine months ended September 30, 2014, net income was $3.2 million or $0.39 per diluted share, compared to $2.2 million or $0.24 per diluted share for the nine months ended September 30, 2013.

“We are pleased with our 63% increase in earnings per share year over year,” said David Taber, President and CEO of American River Bankshares.  “The signs of an improving economy were manifested in our solid growth of core deposits as our business clients continue to increase their liquidity.  This has impacted their desire to borrow. We still have a tremendous amount to accomplish in leveraging our deposits, our people and our capital.”

Financial Highlights

•	Nonperforming assets (“NPAs”) declined to $7.9 million, or 1.28% of total assets at September 30, 2014, compared to $9.5 million, or 1.60% of total assets at December 31, 2013, and $10.5 million, or 1.74% of total assets a year ago. Other real estate owned (“OREO”) decreased 21.4% to $5.2 million at September 30, 2014, compared to $6.6 million at December 31, 2013, and declined 7.5% compared to $5.6 million one year ago.

•	The allowance for loan and lease losses was $5.5 million (2.16% of total loans and leases) at September 30, 2014, compared to $5.3 million (2.08% of total loans and leases) at December 31, 2013 and $5.6 million (2.18% of total loans and leases) one year ago. The allowance for loan and lease losses to nonperforming loans and leases increased to 301.5% at September 30, 2014, from 270.1% at December 31, 2013 and 114.9% one year ago.

•	The Company’s subsidiary, American River Bank, remains above the well-capitalized regulatory guidelines. At September 30, 2014, American River Bank’s Leverage ratio was 11.8% compared to 11.9% at December 31, 2013 and 12.5% one year ago; the Tier 1 Risk Based Capital ratio was 21.7% compared to 22.0% at December 31, 2013 and 23.2%one year ago; and the Total Risk Based Capital ratio was 22.9% compared to 23.3% at December 31, 2013 and 24.4% one year ago.

•	The third quarter 2014 net interest margin was 3.49%, down from 3.66% for the second quarter of 2014 and up from 3.44% for the third quarter of 2013.

•	Shareholders’ equity was $88.2 million at September 30, 2014 compared to $87.0 million at December 31, 2013 and $89.8 million at September 30, 2013. Tangible book value per share was $8.88 at September 30, 2014 compared to $8.33 per share at December 31, 2013 and $8.31 per share at September 30, 2013. Book value per share was $10.90 per share at September 30, 2014 compared to $10.25 per share at December 31, 2013 and $10.16 per share from a year ago.

Northern California Economic Update, September 30, 2014

Each quarter, management at American River Bank prepares an industry and economic report for internal use that analyzes the past six to eight rolling quarters within the three primary markets in which the Company does business – Greater Sacramento Area and Sonoma and Amador Counties.  Sources of economic and industry information include: Voit Real Estate Services market reports, Keegan & Coppin Company, Inc., Trulia Real Estate Search, ycharts/housing, the State of California Economic Development Department, US Census, CBRE, Pacific Union and Sacramento Association of Realtors.  In general, previous reports noted that economic indicators in these markets began trending upwards near the end of 2011, had mixed results through 2012 but ended the year on a positive note, and results for 2013 were positive. Through the first three quarter of 2014 most trends are generally positive. Residential home sales, trending positive throughout 2012 and the third quarter of 2013, slowed in the last quarter of 2013 and first quarter of 2014, but have improved in the second and third quarters of 2014.  The positive trends in commercial real estate from fourth quarter of 2012 to the end of 2013 continue in 2014. After year-over-year improvement, unemployment in the third quarter of 2014 is lower in California and in all three of our markets. This is coupled with increases in the number of employed workers in all of our markets.

Commercial Real Estate.  In the Greater Sacramento Area, office vacancies at the end September 2014 were 14.9%, down from 15.5% at year end 2013; retail vacancies dropped to 8.9% at the end of September 2014 compared to 9.4% at the end of 2013; and industrial vacancy is 10.0%, down from 11.5% at year-end 2013. Vacancy trends for all three property types are positive. In the third quarter of 2014, Sonoma County commercial real estate vacancies improved in all market segments; for the year, office property vacancies have dropped from 20.2% to 19.3% and industrial vacancies dropped from 10.0% to 8.5% and retail vacancies dropped from 4.7% to 4.2%.  Absorption of commercial real estate continues to be positive in both the Greater Sacramento Area and Sonoma County. As of the end of September 2014, absorption in all market segments has been positive in seven of the past eight quarters.  Sonoma County does not measure retail absorption but, with a 4.2% vacancy rate, the retail market remains strong in the County.  In the Greater Sacramento Area, over the last two years, commercial lease rates have shown little change; office rates have been in the $1.74/SF to $1.78/SF range, retail has ranged from $1.31/SF to $1.35/SF, and industrial has ranged from $0.35/SF to $0.37/SF.  Lease rates in Sonoma County are generally positive through the end of June 2014; office leases have ranged from a low of $1.31/SF to the current rate of $1.73/SF (adjusted for a triple net basis); retail leases are $1.54/SF, the highest in four quarters; and industrial rates, after dropping in the first quarter of 2013, increased to $0.77/SF at the end of September 2013 and are $0.73/SF at the end of June 2014. Another value indicator is the capitalization (“CAP”) rate for closed sales; generally a lower CAP rate results in a higher sales value. Data from CBRE for the Sacramento Region shows that the CAP rate trend is mixed in the first half of 2014.  At the end of June 2014, Sacramento office CAP rates averaged 7.79% compared to 7.67% at year-end 2013,  retail CAP rates averaged 7.71% compared to 7.88% at year-end 2013 and industrial CAP rates averaged 8.29% compared to 7.63% at year-end 2013.

Residential Real Estate.  Residential real estate data is focused on California and the markets we serve, and is measured by tracking home sales (median prices, asking prices and type of sale) and home sale turnover (days on market, current inventory). Foreclosure activity has stabilized and has a lesser effect on the current residential market.

Results in sales activity were positive through most of 2013, but have mixed results in the past three quarters. After drops in asking prices and median sales prices for several years through 2011, these increased in all our markets in 2012 and 2013. In the third quarter of 2014 compared to year end 2013, asking prices are 14% higher in Sacramento County, 8% lower in Sonoma County and 31% higher in Amador County (note that the number of listings in Amador is very low and the average can be skewed by one or two high-priced homes). The trend for median closed sales prices is also mixed. Compared to year-end 2013, closed sales prices are up 7% in Sacramento, down 9% in Sonoma County and up 2% in Amador County.

In Sacramento, after five quarters of reporting a sales inventory of less than one month, inventory increased to 52 days at December 2013, and is up to 70 days at September 2014. The increase in inventory is due more to an elevated level of homes for sale rather that decline in sales. During the third quarter sales were at the highest level for the year; however, the number of homes for sale is over 50% higher than year-end 2013. Average days on market for closed sales was a low of 21 days in June 2013 and increased to 30 days at year-end 2013. After increasing to 39 days in March 2014, this figure dropped to 32 days at the end of August 2014. Sonoma County results are similar. There were 51 days of inventory at the end of June 2013, increasing to 61 days of inventory at year-end 2013. After increasing to 94 days in March 2014, the current inventory, as of August 2014, is 84 days.

In Sacramento the ratio trend of conventional sales compared to short sales and bank-owned properties (“OREO”) sales has been very positive. In January 2012 this ratio was almost even; conventional sales were 37% of total sales, short sales were 31% and OREO sales were 32%. The trend to conventional sales has been consistent for the past two and a half years. During the third quarter of 2014, of 4,466 total sales in the Sacramento market, 88% were conventional sales, 6% were short sales and 6% were sales of OREO.

Although not regional data, US home sales and new home starts are an indicator of a generally improving housing economy.  At the end of 2013 the US average price for a home sold was $197,700 compared to $180,200 at the end of 2012, an increase of 9.7%. After a slight decline in the first quarter of 2014, average prices increased to $219,800 in the second quarter of the year and are unchanged at the end of August 2014. In 2012, the number of new homes sold was 396,000, increasing to 441,000 in 2013. Through August 2014, annualized sales are 412,000, a 7% decrease over 2013 sales.

Employment.  California unemployment reached a high of 11.4% in second quarter of 2012, and dropped steadily to 9.6% at year-end 2012 and 7.9% at year-end 2013. After a slight increase to 8.4% in the first quarter of 2014, the rate as of August 2014 is 7.4%. The number of employed Californians continues to increase; compared to 17.0 million at the end of 2013, statewide employment was 17.3 million at the end of August 2014, a job growth of 327,000, or 1.92% higher than year-end 2013.

Through August 2014, all three of our markets post lower unemployment than at year-end 2013. Two of our markets (Sacramento MSA and Santa Rosa-Petaluma MSA) continue to be below State unemployment figures, and Santa Rosa-Petaluma MSA has been lower than the national average since the end of 2012. Over the same period, Amador County is consistently higher than the State but with a 7.7% unemployment rate at the end of August 2104, it is the County’s lowest rate in over three years. In the first three quarters of 2014, job growth has been positive in all of our markets. Through August 2014, Sacramento MSA job growth has been 1.71%, Santa Rosa-Petaluma MSA is 2.42% and Amador County is 5.39%.

Asset Quality and Balance Sheet Review

American River Bankshares’ assets totaled $615.6 million at September 30, 2014, compared to $592.8 million at December 31, 2013, and $602.2 million at September 30, 2013.

Net loans totaled $247.7 million at September 30, 2014, compared to $251.7 million at December 31, 2013 and $249.7 million at September 30, 2013. Nonperforming loans decreased $3.0 million (62.5%) from $4.8 million at September 30, 2013 to $1.8 million at September 30, 2014. The loan portfolio at September 30, 2014 included: real estate loans of $219.7 million (86% of the portfolio), commercial loans of $24.5 million (10% of the portfolio) and other loans, which consist mainly of leases and consumer loans of $9.2 million (4% of the portfolio). The real estate loan portfolio at September 30, 2014 includes: owner-occupied commercial real estate loans of $81.3 million (37% of the real estate portfolio), investor commercial real estate loans of $104.7 million (48% of the real estate portfolio), construction and land development loans of $8.3 million (4% of the real estate portfolio) and other loans, which consists of residential and multi-family real estate loans of $25.4 million (11% of the real estate loan portfolio).

NPAs include nonperforming loans and leases, other real estate owned, and other assets. Nonperforming loans includes all such loans and leases that are either placed on nonaccrual status or are 90 days past due as to principal or interest but still accrue interest because such loans are well-secured and in the process of collection. NPAs declined to $7.9 million at September 30, 2014 from $9.5 million at year end 2013 and from $10.5 million at September 30, 2013. The NPAs to total assets ratio stood at 1.28% at the end of September 2014, down from 1.60% at December 2013 and 1.74% one year ago.

Loans measured for impairment were $27.2 million at the end of September 2014, compared to $27.0 million at December 31, 2013, and $28.7 million a year ago. Loans measured for impairment carried specific reserves of $1,694,000 at September 30, 2014 compared to $1,598,000 at December 31, 2013 and $1,837,000 at September 30, 2013. The Company had net recoveries of $198,000 in the third quarter of 2014 compared to net charge-offs of $113,000 in the third quarter of 2013. For the first nine months of 2014, the Company had net recoveries of $314,000 compared to net charge-offs of $414,000 in the first nine months of 2013. Because of the net recoveries during the quarter the Company made a reduction to the allowance for loan and lease losses during the third quarter of 2014 of $200,000 compared to no provision for the third quarter of 2013. The Company maintains the allowance for loan and lease losses at a level believed to be adequate for known and inherent risks in the portfolio. The methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan and lease losses that management believes is appropriate at each reporting date.

The Company evaluates impaired loans and assigns specific reserves when necessary. At September 30, 2014, specific reserves of $278,000 were recorded on nonperforming loans that were considered impaired compared to $398,000 at December 31, 2013 and $801,000 at September 30, 2013. In addition, there were six loans totaling $1.2 million, which are included in the $1.8 million of nonperforming loans and leases, which have been modified and are considered troubled debt restructures at September 30, 2014. At September 30, 2013, there were 12 loans totaling $3.2 million, which had been modified and were considered troubled debt restructures, which were also included in the nonperforming loan totals.

At September 30, 2014, the Company had eight OREO properties totaling $5.2 million. This compares to nine OREO properties totaling $6.6 million at December 31, 2013 and $5.6 million at September 30, 2013. During the third quarter of 2014, the Company sold two OREO properties and a one lot from a three-lot parcel (of which the other two lots remain) for a $98,000 net gain. The Company adjusted the balance on a single property, to fair value, that was obtained in a prior quarter by $9,000 based on updated information that was received in the current quarter. This adjustment was charged to OREO expense. Other adjustments were an addition of $25,000 to the OREO valuation. At September 30, 2014, the OREO valuation allowance was $130,000. This compares to a valuation allowance of $105,000 at December 31, 2013 and $133,000 at September 30, 2013.

Investment securities, which excludes $3.7 million in stock of the Federal Home Loan Bank of San Francisco (“FHLB Stock”), totaled $277.8 million at September 30, 2014, up 1.4% from $274.0 million at December 31, 2013 and up 2.9% from $269.9 million at September 30, 2013. At September 30, 2014, the investment portfolio was comprised of 88% mortgage-backed securities issued by government sponsored entities, 10% obligations of states and political subdivisions, 1% corporate bonds and 1% in FHLB Stock.

At September 30, 2014, total deposits were $510.4 million, compared to $483.7 million at December 31, 2013 and $490.6 million one year ago. Core deposits increased 7% to $422.7 million at September 30, 2014 from $397.1 million at September 30, 2013 and 8% from $391.5 million at December 31, 2013. The Company considers all deposits except time deposits as core deposits.

At September 30, 2014, noninterest-bearing demand deposits accounted for 32% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 10%, money market balances accounted for 29% and time certificates were 17% of total deposits. At September 30, 2013, noninterest-bearing demand deposits accounted for 29% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 11%, money market balances accounted for 29% and time certificates were 19% of total deposits.

Shareholders’ equity increased to $88.2 million at September 30, 2014 compared to $87.0 million at December 31, 2013. The increase in equity from December 31, 2013 was primarily related to the addition of earnings of $3.2 million and an increase in the unrealized gain on securities of $2.1 million exceeding the stock repurchases of $4.1 million made under the 2014 Stock Repurchase Program. During the third quarter of 2014, the Company did not repurchase any shares of its common stock under the 2014 Stock Repurchase Program. Year to date, the Company has repurchased 424.462 (5% of the outstanding shares) of its common stock at an average price of $9.77 per share.

Net Interest Income

Third quarter 2014 net interest income was up 6% to $4.7 million from $4.4 million in the third quarter of 2013 and for the nine months ended September 30, 2014, net interest income increased 10% to $14.1 million from $12.8 million for the nine months ended September 30, 2013. The net interest margin as a percentage of average earning assets was 3.49% in the third quarter of 2014, compared to 3.66% in the second quarter of 2014 and 3.44% in the third quarter of 2013. For the nine months ended September 30, 2014, the net interest margin was 3.58% compared to 3.46% % for the nine months ended September 30, 2013. Interest income for the third quarter of 2014 increased 4% to $5.0 million from $4.8 million for the third quarter of 2013 and for the nine months ended September 30, 2014, interest income increased 8% to $15.0 million from $14.0 million for the nine months ended September 30, 2013. Interest expense for the third quarter of 2014 decreased 20% to $287,000 from $361,000 for the third quarter of 2013 and for the nine months ended September 30, 2014 decreased 23% to $882,000 from $1.1 million for the nine months ended September 30, 2013.

The average tax equivalent yield on earning assets declined from 3.71% in the third quarter of 2013 to 3.70% for the third quarter of 2014 and for the nine months ended September 30, 2014, increased to 3.80% from 3.76% for the nine months ended September 30, 2013. For the comparison of the third quarters, the decrease in the yield on earning assets was attributable to a decrease in the yield on loans that predominately was offset by an increase in the balance and yield on investment securities. For the year over year comparison, much of the increase in the yield can be attributed to higher yields on investment securities partially mitigated by a decrease in the yields on loans. Although the foregone interest on nonaccrual loans decreased in the third quarter of 2014 compared to the third quarter of 2013, it continues to have an impact on the net interest margin. During the third quarter of 2014, foregone interest income on nonaccrual loans was approximately $31,000, compared to foregone interest of $101,000 during the third quarter of 2013. The foregone interest had a 2 basis point negative impact on the yield on earning assets during the third quarter of 2014 compared to an 8 basis point negative impact during the third quarter of 2013.

The average balance of earning assets increased 5% from $516.0 million in the third quarter of 2013 to $539.7 million in the third quarter of 2014 and for the nine months ended September 30, 2014, increased 6% to $536.0 million from $503.8 million for the nine months ended September 30, 2013. While there was an increase in the average earning assets, there continues to be a change in the mix of the assets as principal reductions from loan paydowns have predominately mitigated new loan growth as the increase in deposits balances have been invested into investment securities. This mix change resulted in a slight increase in loan balances and an increase in lower yielding investment security balances.

When compared to the third quarter of 2013, average loan balances were up 1% to $253.7 million for the third quarter of 2014 and for the nine months ended September 30, 2014 increased 1% to $254.2 million. The Company has continued to generate new loans and over the past twelve months the production of new loans has been able to outpace loan payoffs resulting in the slight increase in average loans. Compared to the third quarter of 2013, average investment securities were up 8% to $285.0 million during the third quarter of 2014.

Average deposits increased from $477.4 million during the third quarter of 2013 to $501.2 million during the third quarter of 2014 and from $471.9 million during the first nine months of 2013 to $494.7 million during the first nine months of 2014. Average borrowings decreased from $16.1 million during the third quarter of 2013 to $11.1 million during the third quarter of 2014 and for the nine months ended September 30, 2014, decreased to $11.4 million from $17.1 million for the nine months ended September 30, 2013.

Noninterest Income and Expense

Noninterest income for the third quarter of 2014 was $520,000, up 13% from $462,000 in the third quarter of 2013 and for the nine months ended September 30, 2014 and 2013 was $1.5 million. On a quarter over quarter basis, the increase in noninterest income was primarily related to an increase in income from security sales which increased from $16,000 in the third quarter of 2013 to $83,000 in the third quarter of 2014. On a year over year basis, there was very little change in noninterest income; however, two areas of note would be the increase in income from sales of securities offset by a decrease in other noninterest income. Income from security sales increased from $19,000 in the first nine months of 2013 to $100,000 in the first none months of 2014. The decrease in other noninterest income was primarily related to proceeds of a life insurance policy on a former director, resulting in tax-free income of $118,000 in the first quarter of 2013.

Noninterest expense increased 4% to $3.7 million for the third quarter of 2014 from $3.5 million in the third quarter of 2013 and for the nine months ended September 30, 2014, was down 1% to $11.0 million from $11.2 million for the nine months ended September 30, 2013. While there were many fluctuations in expense related items between the third quarter of 2013 and 2014, two areas of note would be a decrease in OREO related expense from $137,000 in 2013 to $34,000 in 2014 and an increase in salaries and benefits from $2.0 million in the third quarter of 2013 to $2.2 million in the third quarter of 2014. The decrease in OREO related expense is related to a lower number of owned properties and lower write-downs resulting from updated property valuations. Write-downs from valuations decreased from $143,000 in the third quarter of 2013 to $34,000 in the third quarter of 2014. Ongoing OREO property operating costs were offset by gains on sales of OREO properties in both periods. The increase in salaries and benefits resulted from increases in core salaries, incentive plan accruals, and other benefits. Core salaries increased by $73,000 from $1.4 million in the third quarter of 2013 to $1.5 million in the third quarter of 2014 and are related to normal merit increases and a new loan production officer in the Bay Area Loan Production Office. Incentive plan accruals increased by $44,000 from $131,000 in the third quarter of 2013 to $175,000 in the third quarter of 2014. Other benefit expense, which includes health care related benefits, 401(k) matching, and employee placement fees, increased by $71,000 from $336,000 in the third quarter of 2013 to $407,000 in the third quarter of 2014.

On a year over year basis, OREO related expense decreased from $637,000 in 2013 to $156,000 in 2014 which was partially offset by an increase in other expense from $2.4 million to $2.6 million. The primary reason for the decrease in OREO related expenses is due to the sale of a number of properties, some of which were office buildings, and a decrease in property write-downs. The increase in other expense is primarily related to higher legal fees which increased from $136,000 in 2013 to $381,000 in 2014 and is the result of the resolution of issues associated with a former OREO property.

The fully taxable equivalent efficiency ratio for the third quarter of 2014 was 69.5% compared to 71.7% for the third quarter of 2013 and for the nine months ended September 30, 2014 was 69.4% compared to 76.5% for the first nine months of 2013.

Provision for Income Taxes

Federal and state income taxes increased from $429,000 in the third quarter of 2013 to $613,000 in the third quarter of 2014. The provision for income taxes increased from $834,000 for the nine months ended September 30, 2013 to $1.7 million for the nine months ended September 30, 2014. The higher provision for taxes in 2014 compared to 2013 resulted from the Company realizing significantly less benefits of Enterprise Zone credits on our State tax return as the program has been significantly reduced, an increase in taxable income, and 2013 included tax-free income related to the life insurance benefit as discussed above.

Earnings Conference Call

The third quarter earnings conference call will be held Thursday, October 16, 2014 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). David T. Taber, President and Chief Executive Officer, and Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, both of American River Bankshares, will lead a live presentation and answer analysts’ questions. Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 517-2513 and entering the Conference ID 8692619#. A recording of the call will be available approximately twenty-four hours after the call’s completion on AmericanRiverBank.com.

About American River Bankshares

American River Bankshares [NASDAQ-GS: AMRB] is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

American River Bankshares

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)
	September 30,	December 31,	September 30,
ASSETS	2014	2013	2013
Cash and due from banks	$41,997	$17,948	$35,152
Interest-bearing deposits in banks	1,000	1,000	1,000
Investment securities	277,847	273,976	269,917
Loans & leases:
Real estate	219,649	222,625	220,593
Commercial	24,529	24,545	24,606
Lease financing	1,279	1,344	1,040
Other	7,949	8,892	9,299
Deferred loan and lease origination fees, net	(260)	(313)	(241)
Allowance for loan and lease losses	(5,460)	(5,346)	(5,567)
Loans and leases, net	247,686	251,747	249,730
Bank premises and equipment, net	1,531	1,500	1,581
Goodwill and intangible assets	16,321	16,321	16,321
Investment in Federal Home Loan Bank Stock	3,686	3,248	3,248
Other real estate owned, net	5,201	6,621	5,624
Accrued interest receivable and other assets	20,337	20,392	19,668
	$615,606	$592,753	$602,241

LIABILITIES & SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$159,863	$145,516	$144,673
Interest checking	61,627	59,042	59,155
Money market	148,863	135,169	141,231
Savings	52,339	51,733	52,066
Time deposits	87,703	92,230	93,459
Total deposits	510,395	483,690	490,584
Short-term borrowings	3,500	8,000	8,000
Long-term borrowings	7,500	8,000	8,000
Accrued interest and other liabilities	6,032	6,043	5,886
Total liabilities	527,427	505,733	512,470

SHAREHOLDERS’ EQUITY
Common stock	$57,079	$61,108	$64,168
Retained earnings	27,954	24,789	23,899
Accumulated other comprehensive income	3,146	1,123	1,704
Total shareholders’ equity	88,179	87,020	89,771
	$615,606	$592,753	$602,241

Ratios:
Nonperforming loans and leases to total loans and leases	0.72%	0.77%	1.90%
Net chargeoffs to average loans and leases (annualized)	-0.17%	0.25%	0.22%
Allowance for loan and lease losses to total loans and leases	2.16%	2.08%	2.18%

American River Bank Capital Ratios:
Leverage Capital Ratio	11.77%	11.90%	12.46%
Tier 1 Risk-Based Capital Ratio	21.69%	22.01%	23.15%
Total Risk-Based Capital Ratio	22.94%	23.26%	24.41%

American River Bankshares Capital Ratios:
Leverage Capital Ratio	11.72%	11.88%	12.58%
Tier 1 Risk-Based Capital Ratio	21.60%	21.95%	23.36%
Total Risk-Based Capital Ratio	22.86%	23.20%	24.62%

American River Bankshares

Condensed Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)
	Third	Third		For the Nine Months
	Quarter	Quarter	%	Ended September 30,		%
	2014	2013	Change	2014	2013	Change
Interest income	$4,966	$4,757	4.4%	$15,029	13,959	7.7%
Interest expense	287	361	(20.5)%	882	1,143	(22.8)%
Net interest income	4,679	4,396	6.4%	14,147	12,816	10.4%
Provision for loan and lease losses	(200)	—	nm %	(200)	200	(200.0)%
Noninterest income:
Service charges on deposit accounts	129	140	(7.9)%	434	438	(0.9)%
Gain on sale of securities	83	16	418.8%	100	19	426.3%
Rental income from other real estate owned	78	79	(1.3)%	290	242	19.8%
Other noninterest income	230	227	1.3%	706	836	(15.6)%
Total noninterest income	520	462	12.6%	1,530	1,535	(0.3)%
Noninterest expense:
Salaries and employee benefits	2,242	2,020	11.0%	6,479	6,413	1.0%
Occupancy	295	301	(2.0)%	898	897	0.1%
Furniture and equipment	190	194	(2.1)%	556	579	(4.0)%
Federal Deposit Insurance Corporation assessments	94	109	(13.8)%	288	220	30.9%
Expenses related to other real estate owned	34	137	(75.2)%	156	637	(75.5)%
Other expense	807	775	4.1%	2,637	2,404	9.7%
Total noninterest expense	3,662	3,536	3.6%	11,014	11,150	(1.2)%
Income before provision for income taxes	1,737	1,322	31.4%	4,863	3,001	62.0%
Provision for income taxes	613	429	42.9%	1,698	834	103.6%
Net income	$1,124	$893	25.9%	$3,165	$2,167	46.1%

Basic earnings per share	$0.14	$0.10	40.0%	$0.39	0.24	62.5%
Diluted earnings per share	$0.14	$0.10	40.0%	$0.39	0.24	62.5%

Net interest margin as a percentage of
average earning assets	3.49%	3.44%		3.58%	3.46%

Average diluted shares outstanding	8,076,523	8,817,287		8,166,782	8,974,803

Operating Ratios:
Return on average assets	0.74%	0.60%		0.71%	0.49%
Return on average equity	5.09%	4.01%		4.86%	3.19%
Return on average tangible equity	6.25%	4.92%		5.98%	3.89%
Efficiency ratio (fully taxable equivalent)	69.53%	71.72%		69.35%	76.52%

American River Bankshares

Condensed Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)
	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
	2014	2014	2014	2013	2013
Interest income	$4,966	$5,067	$4,996	$4,922	$4,757
Interest expense	287	291	304	347	361
Net interest income	4,679	4,776	4,692	4,575	4,396
Provision for loan and lease losses	(200)	—	—	—	—
Noninterest income:
Service charges on deposit accounts	129	149	156	152	140
Gain on sale of securities	83	17	—	17	16
Rental income from other real estate owned	78	105	107	74	79
Other noninterest income	230	237	239	237	227
Total noninterest income	520	508	502	480	462
Noninterest expense:
Salaries and employee benefits	2,242	2,117	2,120	2,103	2,020
Occupancy	295	296	307	306	301
Furniture and equipment	190	188	178	178	194
Federal Deposit Insurance Corporation assessments	94	91	103	93	109
Expenses related to other real estate owned	34	123	(1)	299	137
Other expense	807	884	946	762	775
Total noninterest expense	3,662	3,699	3,653	3,741	3,536
Income before provision for income taxes	1,737	1,585	1,541	1,314	1,322
Provision for income taxes	613	550	535	424	429
Net income	$1,124	$1,035	$1,006	$890	$893

Basic earnings per share	$0.14	$0.13	$0.12	$0.10	$0.10
Diluted earnings per share	$0.14	$0.13	$0.12	$0.10	$0.10

Net interest margin as a percentage of
average earning assets	3.49%	3.66%	3.60%	3.44%	3.44%

Average diluted shares outstanding	8,076,523	8,091,914	8,341,843	8,650,879	8,817,287
Shares outstanding-end of period	8,089,615	8,089,615	8,158,409	8,489,247	8,833,562

Operating Ratios (annualized):
Return on average assets	0.74%	0.70%	0.68%	0.58%	0.60%
Return on average equity	5.09%	4.80%	4.69%	3.97%	4.01%
Return on average tangible equity	6.25%	5.91%	5.78%	4.86%	4.92%
Efficiency ratio (fully taxable equivalent)	69.53%	69.09%	69.45%	73.01%	71.72%

American River Bankshares

Analysis of Net Interest Margin on Earning Assets

(Taxable Equivalent Basis)

(Dollars in thousands)
Three months ended September 30,	2014			2013
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Loans and leases	$253,743	$3,355	5.25%	$252,243	$3,541	5.57%
Taxable investment securities	257,673	1,406	2.16%	234,714	1,004	1.70%
Tax-exempt investment securities	27,201	264	3.85%	28,004	282	4.00%
Corporate stock	90	8	35.27%	38	1	10.44%
Interest-bearing deposits in banks	1,000	1	0.40%	1,000	1	0.40%
Total earning assets	539,707	5,034	3.70%	515,999	4,829	3.71%
Cash & due from banks	28,694			32,045
Other assets	43,006			45,410
Allowance for loan & lease losses	(5,617)			(5,735)
	$605,790			$587,719

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$205,410	$107	0.21%	$186,685	$113	0.24%
Savings	52,648	10	0.08%	51,726	13	0.10%
Time deposits	87,960	136	0.61%	95,409	160	0.67%
Other borrowings	11,092	34	1.22%	16,103	75	1.85%
Total interest bearing liabilities	357,110	287	0.32%	349,923	361	0.41%
Noninterest bearing demand deposits	155,167			143,607
Other liabilities	5,818			5,864
Total liabilities	518,095			499,394
Shareholders’ equity	87,695			88,325
	$605,790			$587,719
Net interest income & margin		$4,747	3.49%		$4,468	3.44%

Nine months ended September 30,	2014				2013
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Loans and leases	$254,243	$10,330	5.43%	$252,129	$10,699	5.67%
Taxable investment securities	253,523	4,084	2.15%	221,724	2,597	1.57%
Tax-exempt investment securities	27,154	801	3.94%	29,100	870	4.00%
Corporate stock	88	15	22.79%	32	12	50.14%
Interest-bearing deposits in banks	1,000	3	0.40%	864	2	0.31%
Total earning assets	536,008	15,233	3.80%	503,849	14,180	3.76%
Cash & due from banks	26,102			39,682
Other assets	42,765			48,093
Allowance for loan & lease losses	(5,534)			(5,857)
	$599,341			$585,767

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$199,272	$316	0.21%	$182,022	$361	0.27%
Savings	52,878	31	0.08%	51,124	55	0.14%
Time deposits	89,922	422	0.63%	96,385	502	0.70%
Other borrowings	11,350	113	1.33%	17,084	225	1.76%
Total interest bearing liabilities	353,422	882	0.33%	346,615	1,143	0.44%
Noninterest bearing demand deposits	152,648			142,351
Other liabilities	6,209			5,912
Total liabilities	512,279			494,878
Shareholders’ equity	87,062			90,889
	$599,341			$585,767
Net interest income & margin		$14,351	3.58%		$13,037	3.46%